Exhibit 99.1

Community Bankers Trust Corporation Reports Results for First Quarter 2013

Quarterly Net Income of $1.3 million Up 34% from Prior Year

Glen Allen, VA, April 26, 2013 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported results for the first quarter of 2013 including the following:

•	Net income for the first quarter of 2013 was $1.3 million compared with net income of $990,000 for the first quarter of 2012 and net income of $1.6 million for the fourth quarter of 2012.
•	The ratio of nonperforming assets to loans and other real estate has fallen below 5% and was 4.94% at March 31, 2013 compared with 6.89% at March 31, 2012.
•	Noninterest expense decreased $1.2 million, or 11.4%, in the first quarter of 2013 when compared to the same period in 2012.
•	The cost of interest bearing liabilities decreased $160,000, or 7.8%, on a linked quarter basis and $818,000, or 30.2%, year over year.
•	The ratio of the allowance for loan losses to nonaccrual loans was 64.64% at March 31, 2013 compared with 61.38% at December 31, 2012 and 54.43% at March 31, 2012.
•	The ratio of the allowance for loan losses to nonperforming assets was 42.07% compared with 39.94% at December 31, 2012 and 36.01% at March 31, 2012.
•	Adding diversity to the loan portfolio, multifamily loans increased $7.7 million, or 26.7%, on a linked quarter basis and increased $16.6 million, or 83.7%, year over year.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “The first quarter has historically been our slowest time in terms of growth as well as earnings, but I am pleased at the increase of 34% in net income on a year over year basis. I believe it is a good indicator for what we can expect for the remainder of 2013 based on year over year improvement in asset quality, the level of reserves and trends in noninterest income and noninterest expenses. Additionally, we continue to make significant progress in the reduction of non-performing assets. This was evidenced by a linked quarter decrease in nonperforming loans of 9.9% and a decrease from one year ago of 25.3%. There was also a net reduction in other real estate owned this quarter of 10.0%.”

Smith added, “We are aggressively pursuing new relationships for the Bank in all our major markets and continue to look for opportunities to expand our branch network in a cost effective manner. I believe we will be able to expand our footprint and gain valuable business opportunities because of our capital and liquidity position. Lastly, we are working diligently with our primary regulators and the Treasury to begin a plan to repay our TARP principal in a safe and timely fashion. I am excited about the future of the Bank and believe that 2013 will be another year of significant progress for the franchise and our stockholders.”

RESULTS OF OPERATIONS

Net income was $1.3 million for the first quarter of 2013. This compares with net income of $990,000 in the first quarter of 2012 and net income of $1.6 million in the fourth quarter of 2012. Net income available to common stockholders was $1.0 million in the first quarter of 2013 compared with net income available to common stockholders of $714,000 in the first quarter of 2012 and net income available to common stockholders of $1.3 million in the fourth quarter of 2012. Earnings per common share, basic and fully diluted, were $0.05 per share for the first quarter of 2013 compared with $0.03 per share for the first quarter of 2012 and $0.06 per share for the fourth quarter of 2012.

The increase of $334,000 in net income year over year was driven by a decrease in noninterest expense of $1.2 million, or 11.4%. A reduction in the FDIC assessment of $417,000 was the largest noninterest expense decrease when comparing the first quarter of 2013 to the same period in 2012. Also decreasing was FDIC indemnification asset amortization, which was $1.5 million in the first quarter of 2013 compared with $1.9 million in the first quarter of 2012, a decline of $381,000, or 20.2%. Salaries and employee benefits decreased $245,000 year over year, and other operating expenses decreased $112,000 year over year. Improvement in noninterest expense was offset by a decrease in net interest income after provision for loan losses of $575,000 and a decrease of $95,000 in noninterest income. Gain/loss on sale of other real estate owned (OREO) reflected losses and write-downs on bank owned properties of $630,000 in the first quarter of 2013 compared with losses and write-downs of $177,000 for the same period of 2012. Management continues to resolve problem credits with aggressive valuation and disposition.

The following table presents summary income statements for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012.

SUMMARY INCOME STATEMENT

(Dollars in thousands)	For the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
Interest income	$12,166	$12,919	$13,809
Interest expense	1,894	2,054	2,712
Net interest income	10,272	10,865	11,097
Provision for loan losses	-	450	250
Net interest income after provision for loan losses	10,272	10,415	10,847
Noninterest income	730	671	825
Noninterest expense	9,115	9,065	10,292
Net income before income taxes	1,887	2,021	1,380
Income tax expense	563	448	390
Net income	1,324	1,573	990
Dividends on preferred stock	221	221	221
Accretion of preferred stock discount	58	55	55
Net income available to common stockholders	$1,045	$1,297	$714

EPS Basic	$0.05	$0.06	$0.03
EPS Diluted	$0.05	$0.06	$0.03

Interest Income

Interest income was $12.2 million for the first quarter of 2013, a decrease of $753,000 from the fourth quarter of 2012. Interest and fees on total loans decreased $411,000 on a linked quarter basis. This decrease was the result of a decline in the yield on the average balance of loans of 27 basis points, or 4.2%. Loans yielded 6.50% in the fourth quarter of 2012 compared with 6.23% in the first quarter of 2013. Competition for loans is fierce, and new loan pricing continues to trend lower. The average balance of total loans partially mitigated this effect, increasing $11.1 million on a linked quarter basis. Interest income on securities decreased $337,000, on a linked quarter basis, as lower rates are not only affecting new securities offerings, but negatively impacting yields on currently owned mortgage backed securities, SBA floaters and callable issues.

2

Interest income declined $1.6 million, or 11.9%, when comparing the first quarters of 2013 and 2012. Interest income was $13.8 million in the first quarter of 2012 and declined to $12.2 million in the first quarter of 2013. Interest and fees on FDIC covered loans declined $1.3 million when comparing the first quarter of 2013 to the first quarter of 2012. This was due to volume decreases of $12.8 million on the average balance of FDIC covered loans, when comparing the first quarter of 2013 to the same period in 2012, combined with a decline in the yield on FDIC covered loans from 16.39% to 13.03%. Interest and fees on loans, non-covered, was $7.5 million in the first quarter of 2013 compared with $7.7 million for the same period in 2012. The yield on the average balance of loans, non-covered, declined from 5.60% in the first quarter of 2012 to 5.26% in the first quarter of 2013. This decline was mitigated by an increase in the average balance of loans, from $549.0 million for the first quarter of 2012 to $579.6 million for the same period in 2013, resulting in a decrease of $176,000, or 2.3%, in interest income on loans, from $7.7 million in the first quarter of 2012 to $7.5 million in the first quarter of 2013. Tax-equivalent interest income on securities declined $193,000, or 8.6%, from $2.3 million in the first quarter of 2012 to $2.1 million in the first quarter of 2013. The yield on the securities portfolio, on a tax-equivalent basis, decreased from 3.06% in the first quarter of 2012 to 2.60% in the first quarter of 2013.

Interest Expense

Interest expense was $1.9 million for the first quarter of 2013 compared with interest expense of $2.1 million in the fourth quarter of 2012, an improvement of $160,000, or 7.8%. Average interest-bearing deposits increased $4.4 million during the quarter; however, the cost of interest bearing liabilities declined from 0.88% in the fourth quarter of 2012 to 0.83% in the first quarter of 2013.

Year over year, interest expense declined $818,000, from $2.7 million in the first quarter of 2012 to $1.9 million in the first quarter of 2013. This expense decline of 30.2% resulted from decreases in cost. The cost of interest bearing liabilities declined from 1.20% in the first quarter of 2012 to 0.83% in the first quarter of 2013. The cost of deposits declined similarly from 1.09% in the first quarter of 2012 to 0.79% for the first quarter of 2013. The cost of FHLB and other borrowings also exhibited improvement, from 3.50% in the first quarter of 2012 to 1.45% in the first quarter of 2013.

Net Interest Income

Net interest income was $10.3 million for the quarter ended March 31, 2013, compared with $10.9 million for the quarter ended December 31, 2012.  This represents a decrease of $593,000, or 5.5%. On a tax equivalent basis, net interest income was $10.3 million for the first quarter of 2013 compared with tax equivalent net interest income of $10.9 million for the fourth quarter of 2012. The tax equivalent net interest margin decreased from 4.39% in the fourth quarter of 2012 to 4.17% in the first quarter of 2013. The interest spread decreased from 4.34% to 4.10%, on a linked quarter basis.

Year over year, net interest income decreased $825,000, or 7.4%, from $11.1 million in the first quarter of 2012 to $10.3 million in the first quarter of 2013. This was primarily the result of a decrease in the Company’s interest spread, from 4.59% in the first quarter of 2012 to 4.10% in the first quarter of 2013. While the cost of interest bearing liabilities declined 37 basis points, year over year, from 1.20% to 0.83%, the yield on earning assets declined by a larger degree, from 5.79% to 4.93%, or 86 basis points. This decreased the Company’s net interest margin from 4.65% in the first quarter of 2012 to 4.17% for the same period in 2013.

The following table compares the Company’s net interest margin, on a tax-equivalent basis, for the three months ended March 31, 2013, December 31, 2012 and March 31, 2012.

NET INTEREST MARGIN

(Dollars in thousands)	For the three months ended
	March 31, 2013	December 31, 2012	March 31, 2012

Average interest earning assets	$1,006,528	$996,023	$958,921
Interest income	$12,166	$12,919	$13,809
Interest income - tax equivalent	$12,243	$12,988	$13,870
Yield on interest earning assets	4.93%	5.22%	5.79%
Average interest bearing liabilities	$1,009,151	$927,856	$907,829
Interest expense	$1,894	$2,054	$2,712
Cost of interest bearing liabilities	0.83%	0.88%	1.20%
Net interest income	$10,272	$10,865	$11,097
Net interest income - tax equivalent	$10,349	$10,934	$11,158
Interest spread	4.10%	4.34%	4.59%
Net interest margin	4.17%	4.39%	4.65%

3

Provision for Loan Losses

There was no provision for loan losses for the quarter ended March 31, 2013 compared with a provision for loan losses of $450,000 for the quarter ended December 31, 2012 and a provision for loan losses of $250,000 for the quarter ended March 31, 2012. The lack of the need for a provision for the current quarter was the result of increased coverage levels for the ratio of allowance for loan losses to nonperforming loans and the ratio of allowance for loan losses to nonaccrual loans and a decrease in both the level of nonperforming assets to loans and other real estate and the level of net charge-offs for the quarter.

The Company records a separate provision for loan losses for its non-covered loan portfolio and its FDIC covered loan portfolio. The provision for loan losses on covered loans was a $250,000 credit for the quarter ended March 31, 2012, the result of improvement in expected losses on the Company’s FDIC covered portfolio. There was a provision of $500,000 for the quarter ended March 31, 2012 on the non-covered portfolio. As a result, the reported provision for loan losses reflects both the covered credit of $250,000 and the non-covered provision of $500,000, or a net provision of $250,000 for the quarter ended March 31, 2012. The provision for loan losses for the quarter ended December 31, 2012 related to the non-covered loan portfolio.

Noninterest Income

Noninterest income was $730,000 for the first quarter of 2013 compared with $671,000 for the fourth quarter of 2012.  Gain on sales of securities was $278,000 in the first quarter of 2013, an increase of $140,000, or 101.4%, over gain on sales of securities of $138,000 in the fourth quarter of 2012. Gain/(loss) on OREO through the sale or write-down of bank owned properties reflected losses of $630,000 in the first quarter of 2013 and $660,000 in the fourth quarter of 2012, an improvement of $30,000. These results were offset by a decline of $66,000 in service charges on deposit accounts and a decrease of $45,000 in other noninterest income from the fourth quarter of 2012 to the first quarter of 2013.

Year over year, noninterest income decreased $95,000, from $825,000 in the first quarter of 2012 to $730,000 in the first quarter of 2013. Gain/(loss) on OREO was the largest contributor to this decrease, which reflected a loss on the sale and write-down of bank properties of $630,000 in the first quarter of 2013 compared with a loss of $177,000 in the first quarter of 2012. Other noninterest income declined $82,000 and was $419,000 in the first quarter of 2013 compared with $501,000 in the first quarter of 2012. Offsetting these decreases were an increase of $394,000 in gains/(loss) on sale of securities. Gains/(loss) on sale of securities reflected gains of $278,000 in the first quarter of 2013 and losses of $116,000 in the first quarter of 2012. Also, service charges on deposit accounts increased $46,000 year-over-year, and were $663,000 for the first quarter of 2013 compared with $617,000 for the first quarter of 2012.

Noninterest Expense

On a linked quarter basis, noninterest expenses totaled $9.1 million for the three months ended March 31, 2013 and $9.1 million for the quarter ended December 31, 2012, and increased $50,000, or 0.5%. Fees on data processing increased $202,000, from $335,000 in the fourth quarter of 2012 to $537,000 in the first quarter of 2013. During the fourth quarter of 2012, the Company received a reimbursement of $177,000 from its third party core processor for indirect expenses related to its processing delays as a result of Hurricane Sandy. FDIC assessment increased $130,000 on a linked quarter basis. Accounting adjustments positively affected the fourth quarter 2012 expense because of a change in the Bank’s risk classification and an adjustment in the amortization of the FDIC’s 2010 prepaid assessment.

Offsetting these increases to noninterest expense on a linked quarter basis was a decline of $168,000 in other operating expenses, which were $1.5 million in the fourth quarter of 2012 and $1.4 million in the first quarter of 2013. Salaries and employee benefits decreased $75,000 on a linked quarter basis and professional fees and occupancy expenses decreased $34,000 and $28,000, respectively.

4

Noninterest expenses declined $1.2 million, or 11.4%, when comparing the first quarter of 2013 to the same period in 2012. FDIC assessment declined $417,000, from $584,000 in the first quarter of 2012 to $167,000 in the first quarter of 2013. FDIC indemnification asset amortization decreased $381,000, year-over-year, from $1.9 million for the first quarter of 2012 to $1.5 million for the same period in 2013. Salaries and employee benefits decreased $245,000, from $4.2 million in the first quarter of 2012 to $4.0 million in the first quarter of 2013. Other operating expenses declined $112,000, from $1.5 million in the first quarter of 2012 to $1.4 million in the first quarter of 2013. Other decreases, year-over-year, were in professional fees ($35,000), equipment expense ($28,000), and legal fees ($11,000).

Only occupancy expenses and data processing expenses exhibited year-over-year increases. Occupancy expenses increased $32,000, from $631,000 in the first quarter of 2012 to $663,000 for the same period in 2013. Data processing fees increased $20,000, from $517,000 in the first quarter of 2012 to $537,000 in the first quarter of 2013.

Income Taxes

Income tax expense was $563,000 for the three months ended March 31, 2013, compared with income tax expense of $448,000 in the fourth quarter of 2012. Income tax expense was $390,000 in the first quarter of 2012. The effective tax rate was 29.8% for the first quarter of 2013 compared with 22.2% for the fourth quarter of 2012 and 28.3% for the first quarter of 2012.

FINANCIAL CONDITION

At March 31, 2013, the Company had total assets of $1.1 billion, a decrease of $36.2 million, or 3.1%, from total assets of $1.2 billion at December 31, 2012. Total loans were $662.2 million at March 31, 2013, increasing $2.1 million from $660.1 million at December 31, 2012. The carrying value of FDIC covered loans declined $2.3 million, or 2.7%, from December 31, 2012 and were $82.4 million at March 31, 2013. Non-covered loans equaled $579.8 million at March 31, 2013, increasing $4.3 million since December 31, 2012.

Multifamily loans increased $7.7 million, or 26.7%, and ended the first quarter of 2013 at $36.3 million. Since March 31, 2012 multifamily loans have increased $16.6 million, or 83.7%, and exhibited the largest dollar increase for both the first quarter of 2013 and over the March 31, 2013 to March 31, 2012 time frame. Commercial loans increased $3.1 million, or 4.0%, and were $80.9 million at March 31, 2013. Commercial real estate loans decreased $6.7 million, or 2.7%, during the first quarter of 2013 and were $239.8 million at March 31, 2013.

The following table shows the composition of the Company’s non-covered loan portfolio at March 31, 2013, December 31, 2012 and March 31, 2012.

NON-COVERED LOANS

(Dollars in thousands)	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$137,302	23.68%	$135,420	23.53%	$127,111	23.15%
Commercial	239,794	41.35%	246,521	42.83%	231,274	42.13%
Construction and land development	60,565	10.44%	61,127	10.62%	67,240	12.25%
Second mortgages	7,326	1.26%	7,230	1.26%	8,458	1.54%
Multifamily	36,344	6.27%	28,683	4.98%	19,785	3.60%
Agriculture	9,616	1.66%	10,359	1.80%	10,897	1.99%
Total real estate loans	490,947	84.66%	489,340	85.01%	464,765	84.66%
Commercial loans	80,942	13.96%	77,835	13.52%	73,959	13.47%
Consumer installment loans	6,523	1.12%	6,929	1.20%	8,597	1.57%
All other loans	1,524	0.26%	1,526	0.27%	1,659	0.30%
Gross loans	579,936	100.00%	575,630	100.00%	548,980	100.00%
Allowance for loan losses	(12,258)		(12,920)		(13,935)
Net unearned income/unamortized premium on loans	(129)		(148)		(191)
Non-covered loans, net of unearned income	$567,549		$562,562		$534,854

5

The Company’s securities portfolio, excluding equity securities, decreased $38.6 million, or 11.0%, from $351.4 million at December 31, 2012 to $312.8 at March 31, 2013. Realized gains of $278,000 occurred during the first quarter of 2013 through sales and call activity. The Company took a short-term position in a $40 million U.S. Treasury issue at December 31, 2012 to fully invest short-term excess cash balances on deposit by local municipal governments. The issue matured in the first quarter of 2013 and is the primary factor for the decrease in securities balances in the first quarter of 2013. The maturity of these funds was not reinvested but was offset by a decline in public funds.

The Company had cash and cash equivalents of $24.1 million at both March 31, 2013 and December 31, 2012. There was $992,000 in Federal funds purchased at March 31, 2013 compared with $5.4 million in Federal funds purchased at December 31, 2012.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, at March 31, 2013, December 31, 2012 and March 31, 2012.

SECURITIES PORTFOLIO

(Dollars in thousands)	March 31, 2013		December 31, 2012		March 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other U.S. Government agencies	$121,353	$121,355	$153,480	$153,277	$15,381	$15,455
U.S. Government sponsored agencies	-	-	500	503	1,003	1,023
State, county and municipal	117,964	123,059	112,110	117,596	78,078	81,371
Corporate and other bonds	5,453	5,519	7,530	7,618	6,788	6,739
Mortgage backed securities - U.S. Government agencies	10,996	11,272	15,192	15,560	65,436	65,598
Mortgage backed securities - U.S. Government sponsored agencies	12,634	12,885	14,349	14,524	64,509	65,125
Total securities available for sale	$268,400	$274,090	$303,161	$309,078	$231,195	$235,311

	March 31, 2013		December 31, 2012		March 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$11,819	$12,865	$11,825	$12,967	$12,161	$13,311
Mortgage backed securities - U.S. Government agencies	8,360	8,923	9,112	9,727	11,936	12,722
Mortgage backed securities - U.S. Government sponsored agencies	18,498	19,534	21,346	22,534	35,020	36,801
Total securities held to maturity	$38,677	$41,322	$42,283	$45,228	$59,117	$62,834

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Interest bearing deposits at March 31, 2013 were $860.7 million, a decrease of $35.6 million from December 31, 2012. Time deposits $100,000 and over decreased $18.8 million during the quarter ended March 31, 2013 as management did not renew a $20 million public funds certificate of deposit. NOW accounts decreased $16.1 million, or 11.3%, during the first quarter of 2013, and were impacted by seasonality and anticipated outflows of public funds accumulated in the fourth quarter of 2012. Time deposits less than $100,000 decreased $2.5 million during the first quarter of 2013, and MMDA accounts declined $698,000. Savings deposits increased $2.5 million during the quarter ended March 31, 2013.

The following table compares the mix of interest bearing deposits for March 31, 2013, December 31, 2012 and March 31, 2012.

INTEREST BEARING DEPOSITS

(Dollars in thousands)
	March 31, 2013	December 31, 2012	March 31, 2012
NOW	$126,784	$142,923	$119,356
MMDA	112,473	113,171	113,365
Savings	79,988	77,506	72,587
Time deposits less than $100,000	284,936	287,422	318,016
Time deposits $100,000 and over	256,547	275,318	243,678
Total interest bearing deposits	$860,728	$896,340	$867,002

The Company had Federal Home Loan Bank (FHLB) advances of $49.7 million at March 31, 2013 compared with $49.8 million at December 31, 2012. The blended rate on the average balance of these borrowings was 1.45% during the first quarter of 2013.

Stockholders’ equity was $116.3 million at March 31, 2013 and $115.3 million at December 31, 2012. The equity-to-asset ratios were 10.4% at March 31, 2013 and 10.0% at December 31, 2012.

Asset Quality – non-covered assets

Nonaccrual loans were $19.0 million, down from $21.0 million at December 31, 2012 and $25.6 million at March 31, 2012. The decrease from December 31, 2012 was the net result of $863,000 in additions to nonaccrual loans and $2.9 million in reductions. With respect to the reductions to nonaccrual loans, $1.2 million were paid out by the borrower or another lending institution, $756,000 were moved to foreclosure, $744,000 were charged-off and $196,000 were the result of payments to existing credits.

Total nonperforming assets decreased $3.2 million, from $32.3 million at December 31, 2012 to $29.1 million at March 31, 2013. Total nonperforming assets also decreased $9.6 million, or 24.7%, from total nonperforming assets of $38.7 million at March 31, 2012.

There were net charge-offs of $662,000 in the first quarter of 2013 compared with $1.8 million in the fourth quarter of 2012 and $1.4 million in the first quarter of 2012. Total charge-offs for the first quarter of 2013 were $908,000 compared with $2.0 million in the fourth quarter of 2012 and $1.6 million in the first quarter of 2012. Recoveries of previously charged-off loans were $246,000 in the first quarter of 2013 compared with $141,000 in the fourth quarter of 2012 and $157,000 in the first quarter of 2012.

Non-covered OREO decreased $1.1 million in the first quarter of 2013 and was $9.7 million at March 31, 2013. The change in non-covered OREO during the first quarter of 2013 was reflected in additions of $942,000, reductions by sales of $1.6 million and write-downs of $431,000.  Non-covered OREO was $10.8 million at December 31, 2012 and $12.7 million at March 31, 2012.

The allowance for loan losses equaled 64.64% of non-covered nonaccrual loans at March 31, 2013 compared with 61.38% of non-covered nonaccrual loans at December 31, 2012 and 54.43% of non-covered nonaccrual loans at March 31, 2012. The ratio of the allowance for loan losses to total nonperforming assets was 42.07% at March 31, 2013 compared with 39.94% at December 31, 2012 and 36.01% at March 31, 2012.  Nonperforming assets to loans and other real estate have declined from 6.89% at March 31, 2012 to 4.94% at March 31, 2013.

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The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY
(Dollars in thousands)	2013	2012
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$12,920	$14,303	$13,526	$13,935	$14,835
Provision for loan losses	-	450	-	500	500
Charge-offs	(908)	(1,974)	(819)	(1,147)	(1,557)
Recoveries	246	141	1,596	238	157
Net (charge-offs) recovery	(662)	(1,833)	777	(909)	(1,400)
End of period	$12,258	$12,920	$14,303	$13,526	$13,935

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

ASSET QUALITY (NON-COVERED)

(Dollars in thousands)	2013	2012
	March	December	September	June	March
	31	31	30	30	31

Nonaccruing loans	$18,963	$21,048	$25,730	$25,168	$25,601
Loans past due 90 days and accruing interest	465	509	85	-	403
Total nonperforming non-covered loans	19,428	21,557	25,815	25,168	26,004
Other real estate owned non-covered	9,712	10,793	11,896	11,869	12,696
Total nonperforming non-covered assets	$29,140	$32,350	$37,711	$37,037	$38,700

Allowance for loan losses to loans	2.11%	2.25%	2.56%	2.46%	2.54%
Allowance for loan losses to nonperforming assets	42.07%	39.94%	37.93%	36.52%	36.01%
Allowance for loan losses to nonaccrual loans	64.64%	61.38%	55.59%	53.74%	54.43%
Nonperforming assets to loans and other real estate	4.94%	5.52%	6.60%	6.60%	6.89%
Net charge-offs for quarter to average loans, annualized	0.46%	1.30%	(0.56%)	0.66%	1.02%

8

A further breakout of nonaccrual loans, excluding covered loans, at March 31, 2013, December 31, 2012 and March 31, 2012 is below:

NON-COVERED NONACCRUAL LOANS

(Dollars in thousands)	March 31, 2013		December 31, 2012		March 31, 2012
	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans	Amount	% of Non-Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$5,717	0.99%	$5,562	0.97%	$5,677	1.04%
Commercial	3,853	0.66%	5,818	1.01%	8,240	1.50%
Construction and land development	8,772	1.51%	8,815	1.53%	10,388	1.89%
Second mortgages	141	0.03%	141	0.03%	185	0.03%
Multifamily	-	-	-	-	-	-
Agriculture	234	0.04%	250	0.04%	54	0.01%
Total real estate loans	18,717	3.23%	20,586	3.58%	24,544	4.47%
Commercial loans	161	0.03%	385	0.07%	880	0.16%
Consumer installment loans	85	0.01%	77	0.01%	177	0.03%
All other loans	-	-	-	-	-	-
Gross loans	$18,963	3.27%	$21,048	3.66%	$25,601	4.66%

Capital Requirements

Total stockholders’ equity increased $1.0 million in the first quarter of 2013 and was $116.3 million at March 31, 2013. The Company’s ratio of total risk-based capital was 17.2% at March 31, 2013 compared with 17.0% at December 31, 2012. The tier 1 risk-based capital ratio was 16.0% at March 31, 2013 and 15.8% at December 31, 2012. The Company’s tier 1 leverage ratio was 9.6% at March 31, 2013 and 9.4% at December 31, 2012.  All capital ratios exceed regulatory minimums.

About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. The Company also operates two loan production offices. Additional information is available on the Company’s website at www.cbtrustcorp.com.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Friday, April 26, 2013, at 10:00 a.m. Eastern Time to discuss the first quarter 2013 financial results. The public is invited to listen to this conference call by dialing 800-860-2442 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 1:00 p.m. Eastern Time on April 26, 2013 until 9:00 a.m. Eastern Time on May 3, 2013. The replay will be available by dialing 877-344-7529 and entering access code 10027831 or through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

9

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

10

Consolidated Balance Sheets

Unaudited Condensed

(Dollars in thousands)
	March 31, 2013	December 31, 2012	March 30, 2012
Assets
Cash and due from banks	$10,477	$12,502	$14,784
Interest bearing bank deposits	13,591	11,635	18,500
Federal funds sold	-	-	2,500
Total cash and cash equivalents	24,068	24,137	35,784
Securities available for sale, at fair value	274,090	309,078	235,311
Securities held to maturity, at cost	38,677	42,283	59,117
Equity securities, restricted, at cost	7,198	7,405	6,939
Total securities	319,965	358,766	301,367

Loans held for resale	1,145	1,266	349
Loans not covered by FDIC shared loss agreements	579,807	575,482	548,789
Loans covered by FDIC shared loss agreements	82,364	84,637	94,695
Allowance for loan losses (non-covered)	(12,258)	(12,920)	(13,935)
Allowance for loan losses (covered)	(484)	(484)	(460)
Net loans	649,429	646,715	629,089

Bank premises and equipment, net	33,237	33,638	34,754
Other real estate owned, non-covered	9,712	10,793	12,696
Other real estate owned, covered by FDIC loss share agreement	2,483	3,370	3,974
FDIC receivable	750	895	1,402
Bank owned life insurance	20,274	15,146	14,730
Core deposit intangibles, net	9,731	10,297	11,993
FDIC indemnification asset	31,517	33,837	40,232
Other assets	14,790	14,428	16,308
Total assets	$1,117,101	$1,153,288	$1,102,678

Liabilities
Deposits:
Noninterest bearing	81,330	77,978	77,055
Interest bearing	860,728	896,340	867,002
Total deposits	942,058	974,318	944,057

Federal funds purchased	992	5,412	-
Federal Home Loan Bank advances	49,654	49,828	37,000
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	3,938	4,289	6,075
Total liabilities	1,000,766	1,037,971	991,256

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value 17,680 shares issued and outstanding)	17,680	17,680	17,680
Discount on preferred stock	(176)	(234)	(399)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,682,963 shares issued and outstanding at March 31, 2013)	218	217	216
Additional paid in capital	144,463	144,398	144,259
Retained deficit	(49,564)	(50,609)	(53,047)
Accumulated other comprehensive income	2,677	2,828	1,676
Total stockholders' equity	$116,335	$115,317	$111,422
Total liabilities and stockholders' equity	$1,117,101	$1,153,288	$1,102,678

11

Income Statement Trend Analysis	Three
Unaudited (Dollars in thousands)	months
	ended		Three months ended
	March 31, 2013	Year 2012	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Interest and dividend income
Interest and fees on loans	$7,511	$30,658	$7,687	$7,710	$7,574	$7,687
Interest and fees on FDIC covered loans	2,659	14,105	2,894	2,931	4,366	3,914
Interest on federal funds sold	2	5	1	-	3	1
Interest on deposits in other banks	8	54	14	9	19	12
Investments (taxable)	1,838	8,408	2,189	2,103	2,039	2,077
Investments (nontaxable)	148	489	134	119	118	118
Total interest income	12,166	53,719	12,919	12,872	14,119	13,809
Interest expense
Interest on deposits	1,701	8,508	1,858	2,056	2,241	2,353
Interest on federal funds purchased	1	9	3	3	3	-
Interest on other borrowed funds	192	1,175	193	280	343	359
Total interest expense	1,894	9,692	2,054	2,339	2,587	2,712

Net interest income	10,272	44,027	10,865	10,533	11,532	11,097

Provision for loan losses	-	1,200	450	-	500	250
Net interest income after provision for loan losses	10,272	42,827	10,415	10,533	11,032	10,847

Noninterest income
Loss on other real estate, net	(630)	(1,833)	(660)	(767)	(229)	(177)
Gain/(loss) on sale of securities, net	278	1,492	138	1,180	290	(116)
Service charges on deposit accounts	663	2,736	729	716	674	617
Other	419	2,111	464	602	544	501
Total noninterest income	730	4,506	671	1,731	1,279	825

Noninterest expense
Salaries and employee benefits	3,993	16,511	4,068	4,028	4,177	4,238
Occupancy expenses	663	2,715	691	708	685	631
Equipment expenses	267	1,087	256	266	270	295
Legal fees	13	51	9	3	15	24
Professional fees	50	391	84	74	148	85
FDIC assessment	167	1,485	37	368	496	584
Data processing fees	537	1,824	335	473	499	517
FDIC indemnification asset amortization	1,501	6,936	1,492	1,579	1,983	1,882
Amortization of intangibles	565	2,261	566	565	565	565
Other operating expenses	1,359	6,342	1,527	1,554	1,790	1,471
Total noninterest expense	9,115	39,603	9,065	9,618	10,628	10,292

Net income before income taxes	1,887	7,730	2,021	2,646	1,683	1,380
Income tax expense	563	2,148	448	837	473	390
Net income	1,324	5,582	1,573	1,809	1,210	990
Dividends on preferred stock	221	884	221	221	221	221
Accretion of discount on preferred stock	58	220	55	55	55	55
Net income available to common stockholders	$1,045	$4,478	$1,297	$1,533	$934	$714

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Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Three months ended March 31, 2013			Three months ended December 31, 2012			Three months ended March 31, 2012
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$579,635	$7,511	5.26%	$564,926	$7,687	5.44%	$549,019	$7,687	5.60%
Loans covered by FDIC loss share	82,776	2,659	13.03%	86,415	2,894	13.40%	95,546	3,914	16.39%
Total loans	662,411	10,170	6.23%	651,341	10,581	6.50%	644,565	11,601	7.20%
Interest bearing bank balances	16,402	8	0.20%	23,636	14	0.25%	16,565	12	0.28%
Federal funds sold	9,811	2	0.10%	2,641	1	0.11%	2,967	1	0.10%
Investments (taxable)	300,001	1,838	2.45%	302,949	2,189	2.89%	282,510	2,077	2.94%
Investments (tax exempt)(1)	17,903	225	5.02%	15,456	203	5.25%	12,314	179	5.81%
Total earning assets	1,006,528	12,243	4.93%	996,023	12,988	5.22%	958,921	13,870	5.79%
Allowance for loan losses	(13,470)			(14,323)			(15,711)
Non-earning assets	132,378			141,492			150,278
Total assets	$1,125,436			$1,123,192			$1,093,488

LIABILITIES AND
STOCKHOLDERS' EQUITY
Demand - interest bearing	$245,714	$191	0.32%	$240,391	$189	0.31%	$235,663	$244	0.41%
Savings	78,377	62	0.32%	77,484	58	0.30%	71,148	72	0.41%
Time deposits	551,125	1,448	1.07%	552,926	1,611	1.17%	559,709	2,037	1.46%
Total interest-bearing deposits	875,216	1,701	0.79%	870,801	1,858	0.85%	866,520	2,353	1.09%
Fed funds purchased	329	1	0.72%	1,833	3	0.51%	185	-	0.61%
FHLB and other borrowings	53,938	192	1.45%	55,222	193	1.39%	41,124	359	3.50%
Total interest-bearing liabilities	929,483	1,894	0.83%	927,856	2,054	0.88%	907,829	2,712	1.20%
Non-interest bearing deposits	75,551			76,154			69,036
Other liabilities	4,117			4,216			4,868
Total liabilities	1,009,151			1,008,226			981,733
Stockholders' equity	116,285			114,966			111,755
Total liabilities and stockholders' equity	$1,125,436			$1,123,192			$1,093,488
Net interest earnings		$10,349			$10,934			$11,158
Interest spread			4.10%			4.34%			4.59%
Net interest margin			4.17%			4.39%			4.65%

(1)  Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

13

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

	March 31, 2013	December 31, 2012	March 31, 2012
Common Tangible Book Value
Total stockholder's equity	$116,335,000	$115,317,000	$111,422,000
Preferred stock (net)	18,541,000	18,483,000	18,318,000
Core deposit intangible (net)	9,731,000	10,297,000	11,993,000
Common tangible book value	88,063,000	86,537,000	81,111,000
Shares outstanding	21,682,963	21,670,212	21,627,549
Common tangible book value per share	$4.06	$3.99	$3.75

Stock Price	$3.29	$2.65	$2.14

Price/common tangible book	81.0%	66.4%	57.1%

Common tangible book/common tangible assets
Total assets	1,117,101,000	1,153,288,000	1,102,678,000
Preferred stock (net)	18,541,000	18,483,000	18,318,000
Core deposit intangible	9,731,000	10,297,000	11,993,000
Common tangible assets	1,088,829,000	1,124,508,000	1,072,367,000
Common tangible book	88,063,000	86,537,000	81,111,000
Common tangible equity to assets	8.09%	7.70%	7.56%

14